Exhibit 10.6

FULL, FINAL AND ABSOLUTE MUTUAL RELEASE

FOR AND IN CONSIDERATION of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all Parties, the Parties agree, and covenant as follows. This Full, Final and Absolute Mutual Release (hereinafter the “Agreement”) is entered by and between American International Holdings Corporation and all of its Affiliates (hereinafter referred to as the “AMIH”) and you, former employee and contractor, Mr. Verdie Bowen (hereinafter referred to as “Bowen”). Individually, each of these may be referred to as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Bowen is currently employed by AMIH pursuant to an employment agreement dated January 21, 2021 (the “Employment Agreement”), which shall terminate upon the Parties entry into this Agreement; and

WHEREAS, The Parties desire to settle, resolve, and release all disputes or potential disputes or causes of action which either Party has or could have asserted against the other Party; NOW

THEREFORE, in consideration of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. NO ADMISSION OF WRONGDOING

It is understood and expressly agreed that this Agreement does not constitute, and shall not be construed to constitute, an admission by either Party, or by any of its present or past employees, officers, directors, or shareholders of any wrongdoing or liability whatsoever. It is expressly understood and agreed that this Agreement is made solely for the purposes of avoiding the delay and expense of protracted litigation.

2. CONSIDERATION

In consideration of the covenants and release in this Agreement, and in consideration for 25,000 shares of AMIH common stock held by Bowen, which are subject to forfeiture and vesting, and which AMIH agrees shall be fully-vested and fully-earned in connection with the Parties’ entry into this Agreement and in further consideration of the covenants and release in this Agreement, and the aforesaid payment, AMIH shall be entitled to keep any property previously delivered at any time by Bowen to the AMIH, and AMIH shall be deemed to be the owner thereof. The Parties agree that consideration exists and is sufficient to constitute a binding settlement agreement.

3. RELEASE

A)	Bowen, on behalf of itself and on behalf of any of its affiliates, subsidiaries, related parties, parent entities, predecessors, spouses or spousal equivalents, estate, successors and assigns, employees, directors, and shareholders, hereby fully, finally and forever releases and discharges AMIH and its Affiliates from any and all claims, causes of action, lawsuits, liabilities, debts, damages, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Bowen ever had or may presently have or may have in the future against AMIH or any of its Affiliates from the beginning of time up to and including the date of this Agreement under any sale, contract (including, but not limited to the Employment Agreement), agreement, federal, state or local statute, regulation, ordinance, order or common law doctrine or rule.

B)	AMIH and its Affiliates hereby fully, finally and forever releases and discharges Bowen from any and all claims, causes of action, lawsuits, liabilities, debts, damages, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which AMIH ever had or may presently have against Bowen from the beginning of time up to and including the date of this Agreement under any sale, contract, agreement, federal, state or local statute, regulation, ordinance, order or common law doctrine or rule.

C)	Bowen further agrees that the Employment Agreement shall be deemed mutually terminated and rescinded, without any severance or other amounts due or owed upon the Parties entry into this Agreement and without any continuing obligations from either of the Parties thereunder (whether relating to non-compete obligations or severance, or otherwise), provided that the confidentiality obligations of the Employment Agreement shall continue to bind Bowen.

4. MUTUAL NON-DISPARAGEMENT

AMIH, together with its Affiliates will not disparage Bowen or Bowen’s performance or otherwise take any action which could reasonably be expected to adversely affect Bowen’s personal or professional reputation. Similarly, Bowen will not disparage AMIH or any of its Affiliates, directors, officers, agents or executives or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of AMIH or any of its directors, officers, agents or employees.

Initials: Bowen __________ AMIH __________

5. TERMINATION

By this Agreement and from its Effective Date, the Parties mutually agree to terminate the Employment Contract (Schedule B) and to cancel and nullify any of the pre, during or post-termination obligations defined in the Employment Contract. Furthermore, the Parties acknowledge by this Agreement that the consideration provided and received by each other is fair, just and reasonable and that no further consideration, compensation or obligation will be due, payable or owing with regard to the Employment Contract as of the execution date of this Agreement. Accordingly, the Parties release each other from any and all claims, causes of action, demands and liabilities of whatever nature which either Party may have had in the past, has now or may have in the future arising from or related to the Employment Contract.

6. MISCELLANEOUS PROVISIONS

A)	Governing Law & Venue. This Agreement shall be construed under the laws of the State of Texas and adjudicated in the courts of Denton County.

B)	Amendment. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing and duly executed by the Parties.

C)	Cooperation. For period of sixty days (60) beyond the Effective Date of this Agreement, Bowen agrees to provide any assistance in a professional, timely and courteous manner that may be required from any of the systems, vendors, user accounts, or other technical platforms that Bowen may have had managerial oversight of prior to the date of this Agreement.

D)	Captions and Construction. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement. Words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders.

E)	Confidentiality. The Parties acknowledge that this Agreement and the terms and obligations within it are to be held in the strictest confidence and are not to be disclosed to any third parties with the exception of each Party’s legal counsel, spouse and/or respective financial planner or accountant.

F)	Work Product Assignment. Individual agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the actual or anticipated business, research and development or existing or future products or services of Epiq or of any of its subsidiaries or affiliates, and which are conceived, developed or made by Individual (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company or Epiq, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to Epiq and Individual hereby assigns to Epiq all Work Product and all of his interest therein. Individual will promptly perform all actions reasonably requested by Epiq (whether during or after employment or a contractor relationship with the Company or Epiq) to establish and confirm the ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) by Epiq and to provide reasonable assistance to Epiq in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

G)	Affiliates. For purposes of this Agreement, the term “Affiliates” shall mean any and all of the portfolio entities wherein AMIH owns at least 51% or more of the either common shares, voting shares, preferred shares and/or control of the board of directors as of the Effective Date of this Agreement. Towards avoiding any confusion, this means the entity known as Epiq MD, Inc., currently owned and controlled by AMIH.

H)	Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

I)	Voluntary and Informed Assent. The Parties represent and agree that they each have read and fully understand this Agreement, that they are fully competent to enter into and sign this Agreement, and that they are executing this Agreement voluntarily, free of any duress or coercion.

J)	No Assignment. This Agreement is not assignable in whole or in part by the Parties, without the prior written consent of either Party, which may not be unreasonably withheld.

Initials: Bowen __________ AMIH __________

K)	Merger. This Agreement contains the entire understanding of the Parties and replaces and supersedes all previous contracts and agreements, written or oral, relating to this Agreement or the subject matter of this Agreement. There are no other oral understandings, terms or conditions, and neither Party has relied upon any representation, express or implied, not contained in this Agreement.

L)	Severability. Any provision or portion of this Agreement that is declared invalid will not affect the validity of any other provision or portion of a provision of this Agreement.

M)	Successors and Assigns. This Agreement, and all obligations hereunder, shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective legal representatives, predecessors, successors and/or assigns. Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person other than the Parties hereto and their respective representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

7. EXECUTION AND ENFORCEABILITY

This Agreement may be signed in counterparts which, when taken together, shall be deemed as one and the same document. A facsimile signature or via email attachment in pdf format shall be conclusive evidence of each Party’s agreement hereto. Each Party warrants and represents to the other that (a) its execution of this Agreement has been duly authorized by all necessary corporate action of such Party, and (b) it has all requisite legal rights necessary to grant the other Party all releases and covenants not to assert or sue granted to the other Party as set forth above.

IN WITNESS WHEREOF, and in agreement herewith, each of the Parties have executed this Agreement to be effective as of the day and year first stated above.

American International Holdings, Corp. AMIH	Bowen

Mr. Jacob Cohen, CEO & Chairman	Mr. Verdie Bowen
Effective Date:	Effective Date:

Initials: Bowen __________ AMIH __________